EXHIBIT V
                           ---------

[This document was filed with the State of Delaware, Secretary of State, Division of Corporations at 9:00 a.m. on March 24, 1999.]

                        State of Delaware
                 Office of the Secretary of State

                      CERTIFICATE OF MERGER


     CGC of Wisconsin, Inc., the corporation resulting from the merger described below, files this Certificate of Merger pursuant to Title 8,
Section 252 of the Delaware General Corporation Law. The undersigned officer of the Corporation certifies:

     1. The name and state of incorporation of each of the constituent corporations is:

     (a)  the merging (non-surviving) corporation:

          Name:                         Commerce Group Corp.
          State of Incorporation:       State of Delaware

     (b) the surviving corporation (prior to any amendment in the Plan of Merger to change the name):

          Name:                         CGC of Wisconsin, Inc.
          State of Incorporation:       State of Wisconsin

     2. An agreement of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the laws of the State of Wisconsin and the State of
Delaware.   The merger is effective as of 12:01 a.m. on April 1, 1999.

     3. The name of the surviving corporation is CGC of Wisconsin, Inc., a Wisonsin Corporation whose name shall be changed to Commerce Group Corp.

     4. Upon merger of the constituent corporations, Article I of the Articles of Incorporation of CGC of Wisconsin, Inc., the surviving corporation, is amended to read as follows:

          "The name of the Corporation is Commerce Group Corp."

     5. A copy of the Articles of Incorporation of CGC of Wisconsin, Inc., the surviving corporation, is attached to this Certificate.
[Reference is made to Exhibit I of this Form 8-K.]

     6. The executed agreement of merger between the constituent corporations is on file at the office of CGC of Wisconsin, Inc., the surviving corporation (which will be named Commerce Group Corp.), at 6001 North 91st Street, Milwaukee, Wisconsin 53225.

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     7.   A copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

     8. The corporation surviving or resulting from the merger is not a corporation of the State of Delaware.

     9. The CGC of Wisconsin, Inc., the surviving corporation, agrees that it may be served with process pursuant to the provisions of Title 8,
Section 252(d) of the Delaware Code. Process received by the Secretary of State should mail a copy of such process to Commerce Group Corp., 6001 North 91st Street, Milwaukee, Wisconsin 53225.

     Executed this 22nd day of March, 1999 by the surviving corporation on behalf of all parties to the merger.

                                   /s/ Edward L. Machulak
                                   _______________________________
                                   Edward L.  Machulak,
                                   President of Commerce Group Corp.
                                   President of CGC of Wisconsin, Inc.





Please return to:

John E. Machulak, Attorney
Machulak, Hutchinson, Robertson, O'Dess & Reilly, S.C.
1733 North Farwell Avenue
Milwaukee, Wisconsin   53202
(414) 271-0760